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                                                                   EXHIBIT 10.21

                                PROMISSORY NOTE

$350,000.00                                                 Louisville, Kentucky
                                                                  March 31, 1999

     FOR VALUE RECEIVED, PATRICK B. MCGINNIS, of Oldham County residing at 3906 Eagle Way, Prospect, Kentucky 40059 ("Maker"), hereby promises and agrees to pay to the order of HEALTHCARE RECOVERIES, INC., a Delaware corporation with its principal office located at 1400 Watterson Tower, Louisville, Kentucky ("Payee"), the principal sum of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00), together with interest computed from the date of this Promissory Note (the "Note") in accordance with the terms hereof.

     1. Interest Rate; Payment of Principal and Interest.

          1.1 Interest Rate. [a] During any period in which Payee has an outstanding balance under that certain Credit Agreement dated as of February 1, 1998 (the "Credit Agreement") among Payee, National City Bank of Kentucky as administrative agent, and certain lenders, or under any replacement credit facility that Payee may enter into while any portion of the principal balance of this Note remains outstanding, the principal balance of this Note shall bear interest at a variable annual rate equal to the greater of [1] the Federal short-term rate (within the meaning of section 1274(d)(1) of the Internal Revenue Code of 1986, as amended) as of the date hereof (4.62%), changing to the Federal short-term rate as of each January 1 and July 1 hereafter (the "Federal Short-term Rate"); or [2] the interest rate as it may exist from time to time under the Credit Agreement. If the interest rate under the Credit Agreement exceeds the then applicable Federal Short-term Rate, the interest rate paid under this Note shall be adjusted automatically, from time to time, on the same date on which the rate changes under the Credit Agreement.

          [b] During any period in which Payee has no outstanding balance under the Credit Agreement, the principal balance of this Note shall bear interest at a variable annual rate equal to the Federal Short-term Rate.

          1.2 Payment of Principal and Interest. Upon Payee's demand, Maker shall pay the entire outstanding principal balance and all accrued but unpaid interest on the principal balance. Maker shall pay the principal and interest due on this Note in legal tender of the United States, to Payee at Payee's principal address as set forth in this Note, or at such other place as Payee designates by notice to Maker.

          1.3 Prepayment. Maker may prepay this Note in whole or in part without penalty or premium at any time and from time to time. If the Maker prepays any portion of the principal pursuant to this Section 1.3, the amount prepaid shall be applied first to accrued but unpaid interest and then to principal balance that remains unpaid.

     2. Remedies; Forbearance.

          2.1 Remedies. If maker fails to pay the entire principal balance and all accrued but unpaid interest when due, and Payee institutes any suit or action to enforce this Note, Maker shall pay to Payee, in addition to the costs and disbursements otherwise allowed by law, such sums as may be adjudged reasonable attorney's fees, court costs, and all other expenses in collecting or attempting to collect this Note.

          2.2 Forbearance. Payee may, at its sole discretion, grant an extension of time for payment of any amount due under the terms of this Note or any other indulgence or forbearance, without affecting the liability of Maker under this Note and without waiving any rights Payee may have under this Note or under the laws of the United States, the Commonwealth of Kentucky or any other state.
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     3. Miscellaneous Provisions.

          3.1 Waiver of Presentment, Protest, and Notice of Dishonor. Maker waives presentment, protest, notice of dishonor, and all other notices normally required by law, except where notice is expressly provided for in this Note.

          3.2 Remedies Not Exclusive. No remedy herein conferred upon or reserved to Payee is intended to be exclusive of any other remedy or remedies available to Payee under this Note, at law, in equity or by statute, and each and every such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

          3.3 No Waivers by Payee. No delay or omission of Payee in exercising any right or power accruing upon any default under this Note shall impair any such right or power or shall be construed to be a waiver of any default under this Note or any acquiescence herein, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise hereof or the exercise of any other right or power. Acceptance of any payment after the occurrence of a default under this Note shall not be deemed to waive or cure such default under this Note; and every power and remedy given by this Note to Payee may be exercised from time to time as often as may be deemed expedient by Payee. Maker hereby waives any right to require Payee at any time to pursue any remedy in Payee's power whatsoever.

          3.4 Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Note shall be in writing and shall be deemed to have been given on the date of personal delivery or on the third business day following the date of deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, or facsimile transmission, or on the first business day following the date of delivery to a nationally recognized overnight courier service, in each case, addressed to the address set forth in this Note, or to such other address as the parties to this Note may designate.

     3.5 Time of the Essence. TIME SHALL BE OF THE ESSENCE IN THE PERFORMANCE OF ALL OBLIGATIONS OF MAKER HEREUNDER.

     3.6 Governing Law. This Note is executed and delivered in, and shall be construed and enforced in accordance with the laws of, the Commonwealth of Kentucky.

     IN WITNESS WHEREOF, Maker has executed this Note on and as of the day and year first above written.

                                                 /s/ PATRICK B. MCGINNIS
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                                                    Patrick B. MCGinnis

                                                         ("Maker")